UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

Adaptec, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

691 S. Milpitas Blvd.
Milpitas, California    95035
(Address of principal executive offices including zip code)

(408) 945-8600
(Registrant's telephone number, including area code)

      N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Executive Officer Employment Agreements

On August 14, 2007, the Board of Directors of Adaptec, Inc. (the "Company") approved certain changes to the existing employment agreements of the Company's executive officers, as follows:

  The definition of the term "Good Reason" in the employment agreements of Sundi Sundaresh, the Company's Chief Executive Officer, and Chris O'Meara, the Company's Chief Financial Officer, are to be expanded such that Mr. Sundaresh may terminate his employment for "Good Reason" and receive the severance benefits specified in his employment agreement if he is not the Chief Executive Officer of the surviving company following a Change of Control (as defined in the employment agreement) and Mr. O'Meara may terminate his employment for "Good Reason" and receive the severance benefits specified in his employment agreement if he is not the Chief Financial Officer of the surviving company following a Change of Control;
  The definition of the term "Change of Control" in the employment agreements of Messrs. Sundaresh and O'Meara, and Mr. Marcus Lowe, the Company's Vice President and General Manager, are to be conformed to be identical to the definition of "Change of Control" in the employment agreements of the Company's other executive officers; this is a clarifying change to this definition, as the term "Change of Control" was not previously defined in the employment agreements of Messrs. Sundaresh, O'Meara and Lowe, but was understood by all parties to have the same meaning that such term had in the employment agreements of the Company's other executive officers; and
  A provision is to be added to the employment agreements of Messrs. Sundaresh, O'Meara and Lowe, Mr. Manoj Goyal, the Company's Vice President and General Manager of the Data Protection Solutions Group, and Mr. Stephen Terlizzi, the Company's Vice President and General Manager of the Storage and Solutions Group, requiring the reimbursement of any legal expenses incurred by the executive officer to enforce the terms of his employment agreement following a Change of Control.

Retention Agreements

In addition, on August 14, 2007, the Company's Board of Directors approved retention agreements for Messrs. O'Meara, Lowe, Goyal and Terlizzi. Each of these retention agreements provide that, subject to continued satisfactory performance of his duties, the executive officer will receive a retention bonus equal to six month of his base salary, with two months of the bonus to be paid on November 23, 2007 and the remaining four months of the bonus to be paid on February 29, 2008. This retention bonus is in addition to, and not in lieu of, any payment the executive officer is eligible to receive under the Adaptec Incentive Plan or any severance benefits he is entitled to receive under his employment agreement.

If the executive officer terminates his employment voluntarily or is terminated for cause prior to the date of one of the retention bonus payment dates, the executive officer will not be entitled to receive such payment. The term "cause" is defined in the retention agreement to mean (1) a deliberate or serious breach of the executive officer's material duties as assigned by the Company; (2) refusal or unwillingness to perform such duties; or (3) arrest or conviction of a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use.

If the executive officer is involuntarily terminated due to (1) a Change in Control, as such term is defined in the Company's 2004 Equity Incentive Plan, or (2) a reduction in force, then the executive officer will be entitled to receive both retention bonus payments, payable immediately upon such termination of employment.

The Company has agreed to require any successor or assignee in connection with any sale, transfer or other disposition of all or substantially all of the Company's assets or business expressly to assume and agree to perform the Company's obligations under the retention agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company also agreed to cover all of the executive officer's legal expenses incurred by him to enforce the retention agreement following a Change of Control.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adaptec, Inc.

By: /s/ CHRISTOPHER G. O'MEARA Christopher G. O'Meara Vice President and Chief Financial Officer

August 20, 2007

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